Exhibit 99.1

ASGN Incorporated Announces Pricing of Private Notes Offering

CALABASAS, Calif., November 14, 2019 -- ASGN Incorporated (NYSE: ASGN) (“ASGN”) announced today that it priced an offering of $550 million in aggregate principal amount of senior notes due 2028 (the “Notes”). The Notes will have an interest rate of 4.625% per annum and are being issued at a price equal to 100% of their face value. The Notes will be guaranteed by certain of ASGN’s existing and future domestic restricted subsidiaries and will be senior unsecured obligations of ASGN.
ASGN intends to use the net proceeds from the Notes to (i) repay all amounts outstanding under its Revolving Credit Facility (currently $26 million), (ii) repay all amounts outstanding under its Term Loan Facility due 2022, (iii) repay a portion of the amount outstanding under its Term Loan Facility due 2025 and (iv) pay fees and expenses related to the offering of Notes and each of the foregoing.
The Notes will be offered and sold in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Safe Harbor
Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding the offering and the expected use of the net proceeds.
All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, we make no assurances that the estimates of revenues and Adjusted EBITDA will be achieved. Factors that could cause or contribute to such differences include actual demand for ASGN services, the companies' abilities to attract, train and retain qualified staffing consultants, the companies' abilities to remain competitive in obtaining and retaining clients, the availability of qualified contract professionals, management of growth, continued performance and improvement of enterprise-wide information systems, the companies' ability to manage litigation matters, the successful integration of acquisitions, and other risks detailed from time to time in reports filed with the SEC, including ASGN's Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 1, 2019 and ASGN's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the SEC on November 8, 2019. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.
Contact:
Ed Pierce
Chief Financial Officer
818-878-7900